As filed with the Securities and Exchange Commission on December 19, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IHS INC.

(Exact Name of registrant as specified in its charter)

Delaware	13-3769440
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Inverness Way East

Englewood, CO 80112

(Address of Principal Executive Offices)

AMENDED AND RESTATED IHS INC. 2004 LONG-TERM

INCENTIVE PLAN

(Full title of the plan)

Stephen Green

IHS Inc.

Executive Vice President, Legal

15 Inverness Way East

Englewood, CO 80112

(Name and address of agent for service)

(303) 790-0600

(Telephone number, including area code, of agent for service)

Copy to:

Lucy Stark

Holland & Hart LLP

555 17th Street, Suite 3200

Denver, CO 80202

303-295-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common stock (par value $0.01 per share)(3)	3,500,000	$92.76	$324,660,000	$44,284

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.
(2)

Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the NYSE on December 13, 2012, which were $94.16 and $91.35, respectively.

(3)

Each share of Class A common stock includes one Series A junior participating preferred stock purchase right pursuant to a Rights Agreement entered into between the Company and the rights agent. The value attributable to the series A junior participating preferred stock purchase rights, if any, is reflected in the offering price of the Class A common stock.

REGISTRATION OF ADDITIONAL SECURITIES

INCORPORATION BY REFERENCE OF PRIOR REGISTRATION STATEMENT

This registration statement is being filed solely for the purpose of registering 3,500,000 additional shares of Class A Common Stock of IHS Inc. (the “Company”), issuable pursuant to the Company’s Amended and Restated 2004 Long-Term Incentive Plan (the “Plan”) originally adopted in 2004, as amended. Issuance of the additional shares was approved by Company stockholders pursuant to a vote taken on May 5, 2011. Pursuant to General Instruction E to Form S-8, this registration statement incorporates by reference prior registration statements on Form S-8 filed with the Securities and Exchange Commission on November 16, 2005 (File No. 333-129751) and on May 21, 2008 (File No. 333-151082) to the extent not modified by this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Stephen Green, Esq.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Stephen Green, Esq. (included in Exhibit 5.1)

24.1	Power of attorney

99.1	Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 23, 2011 (File No. 001-32511))

SIGNATURES

Pursuant to the requirements of the 1933 Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 19th day of December 2012.

IHS Inc.

By:	/s/ Stephen Green
Name:	Stephen Green
Title:	Executive Vice President, Legal and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Stephen Green, Esq.

23.1	Consent of Ernst & Young LLP

23.2	Consent of Stephen Green, Esq. (included in Exhibit 5.1)

24.1	Power of attorney

99.1	Amended and Restated IHS Inc. 2004 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on March 23, 2011 (File No. 001-32511))